Exhibit 99.1

Contact:
William B. Boni
VP, Investor Relations/
Corp. Communications
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE:

ARQULE REPORTS FISCAL 2011 YEAR END AND

FOURTH QUARTER RESULTS

Conference call scheduled today at 9:00 a.m. eastern time

Woburn, MA, March 1, 2012 – ArQule, Inc. (NASDAQ: ARQL) today announced its financial results for the year and for the fourth quarter ended December 31, 2011.

The Company reported a net loss of $10,762,000, or $0.20 per share, for the year ended December 31, 2011, compared with a net loss of $30,129,000, or $0.68 per share, for the year ended December 31, 2010.  For the quarter ended December 31, 2011, the Company reported net income of $3,768,000, or $0.07 per share, compared with a net loss of $5,756,000, or $0.13 per share, for the quarter ended December 31, 2010.

At December 31, 2011, the Company had a total of approximately $108,643,000 in cash and marketable securities.

Operational Highlights for 2011

Tivantinib (ARQ 197)

•
Dosing of the first patient in the pivotal Phase 3 MARQUEE trial of tivantinib, an oral inhibitor of the c-MET receptor tyrosine kinase, in combination with erlotinib in non-squamous non-small cell lung cancer (NSCLC), conducted in partnership with Daiichi Sankyo Co., Ltd;

•
Dosing of the first patient in the Phase 3 ATTENTION trial of tivantinib in combination with erlotinib in non-squamous NSCLC patients with wild-type EGFR in Japan and other Asian countries conducted by Kyowa Hakko Kirin Co., Ltd., ArQule’s partner in the Asian territory;

•
Announcement of results in January 2012 with tivantinib in hepatocellular carcinoma (HCC) showing a statistically significant improvement in time-to-progression in the intent-to-treat  population, the primary endpoint in a randomized, controlled, single agent Phase 2 clinical trial in previously treated patients;

•	Continuing enrollment of patients in a randomized, controlled Phase 2 combination trial of tivantinib, irinotecan and cetuximab in colorectal cancer;
•	Initiation of patient recruitment in a randomized, open label Phase 2 combination trial of tivantinib and erlotinib in NSCLC patients with KRAS mutations.

Pipeline / Discovery

•
Execution of a license agreement by Daiichi Sankyo for the development of a new AKT inhibitor, ARQ 092, the first compound to emerge from the companies’ 2008 agreement to collaborate on research utilizing ArQule’s AKIP™ (ArQule Kinase Inhibitor Platform) technology;

•	Substantial completion of patient enrollment in a Phase 1 safety trial of ARQ 736, an inhibitor of the RAF kinases.

Plans for 2012

Tivantinib

“Patient enrollment in the MARQUEE trial is continuing as planned, and we are on schedule to meet our key timelines in non-small cell lung cancer and our other trials,” said Paolo Pucci, chief executive officer of ArQule. “Our primary objectives with tivantinib in 2012 include:

•	Completion of patient enrollment in the MARQUEE trial;
•	Interim analysis of data from the MARQUEE trial;
•	Peer-reviewed presentation of final data from the randomized Phase 2 single agent trial in hepatocellular carcinoma;
•	Decision regarding expansion of tivantinib Phase 3 program;
•	Completion of patient enrollment in a randomized Phase 2 combination trial with irinotecan and cetuximab in colorectal cancer;
•	Evaluation of data from the open label Phase 1 combination trials with sorafenib and gemcitabine, respectively, in multiple tumor types.

Pipeline and Discovery Platform

“Progress in other programs will focus on the following activities:

•	Completion of enrollment in the Phase 1 trial with ARQ 736 and data read-out from this trial;
•	Continuation of enrollment in the Phase 1 trial with ARQ 092;
•	Completion of pre-clinical development of a candidate from our FGFR program;
•	Prosecution of our AKIP™ discovery collaboration with Daiichi Sankyo.

Financial Position

“At the end of 2011, ArQule had $108.6 million in cash and marketable securities,” said Mr. Pucci. “During the past year we received non-dilutive milestone payments from Daiichi Sankyo related to dosing of the first patient in the MARQUEE trial, from Kyowa Hakko Kirin related to dosing of the first patient in the ATTENTION trial, and from Daiichi Sankyo in connection with the licensing of ARQ 092.  We expect that our available cash and marketable securities will be sufficient to finance our working capital requirements through 2013.”

Revenues and Expenses

Revenues for the year ended December 31, 2011 were $47,310,000 compared with revenues of $29,221,000 for the year ended December 31, 2010.  For the quarter ended December 31, 2011, revenues were $16,504,000, compared with revenues of $7,520,000 for the quarter ended December 31, 2010.

The increase in revenues in 2011 was due to increases in revenues of $5.1 million from our AKIPTM collaboration with Daiichi Sankyo, $10.0 million from our license agreement for ARQ 092 with Daiichi Sankyo and $4.0 million from our license agreement with Kyowa Hakko Kirin.  Offsetting these increases was a net decrease of $1.0 million in revenue from our Daiichi Sankyo tivantinib clinical development program.  Although gross revenue for that program increased by $15.2 million in 2011, the amount of contra-revenue increased by $16.2 million, reflecting an increase in our share of development costs associated with the MARQUEE trial.

In the fourth quarter of 2011, for the first time since the inception of our tivantinib collaboration with Daiichi Sankyo, our cumulative share of Phase 3 collaboration costs exceeded the amount of milestones received to date.  Since these costs are payable solely from future milestones and royalties, costs in excess of milestones received were not recognized in the period.  These costs will be netted against future milestones and royalties when earned.  The increase in revenues in the fourth quarter of 2011 was principally due to the $10.0 million from our license agreement for ARQ 092 with Daiichi Sankyo.

Fiscal 2011 research and development expenses were $45,011,000, compared with $47,034,000 for fiscal 2010.  Fourth quarter 2011 research and development expenses were $9,674,000, compared with $10,797,000 for the fourth quarter 2010.  Research and development expenses decreased in fiscal 2011 primarily due to a decrease in outsourced clinical and product development costs related to our Phase 1 and Phase 2 programs for tivantinib.

General and administrative expenses for fiscal 2011 were $13,373,000, compared to $13,477,000 for fiscal 2010.  Fourth quarter 2011 general and administrative costs were $3,151,000, compared with $3,449,000 for the fourth quarter 2010.

2012 Financial Guidance

For 2012, ArQule expects net use of cash to range between $39 and $44 million.  Revenues are expected to range between $40 and $45 million.  Net loss is expected to range between $15 and $20 million, and net loss per share to range between $(0.28) and $(0.37) for the year.  ArQule expects to end 2012 with between $65 and $70 million in cash and marketable securities.

Conference Call and Webcast

ArQule will hold a conference call today at 9:00 a.m. Eastern Time.

Date:                                          Tuesday, March 1, 2012
Time:                                          9:00 a.m., Eastern Time
Conference Call Numbers
Domestic:                                   (877) 868-1831
International:                             (914) 495-8595
Webcast:                                   www.arqule.com

A replay of the conference call will be available beginning two hours after the completion of the call until March 8, 2012 and can be accessed by dialing toll-free (855) 859-2056 and outside the U.S. (404) 537-3406.  The confirmation code for replayed calls is 48056120.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to human cancers.  ArQule’s lead product, in Phase 2 and Phase 3 clinical development, is tivantinib, also known as ARQ 197, an inhibitor of the c-Met receptor tyrosine kinase.  The Company has also initiated Phase 1 clinical testing with ARQ 621, designed to inhibit the Eg5 kinesin motor protein, and with ARQ 736, designed to inhibit the RAF kinases. ArQule’s current discovery efforts, which are based on the ArQule Kinase Inhibitor Platform (AKIP™), are focused on the identification of novel kinase inhibitors that are potent, selective and do not compete with ATP (adenosine triphosphate) for binding to the kinase.

This press release contains forward-looking statements regarding the Company’s clinical trials with tivantinib (ARQ 197) and other candidate compounds in earlier stages of development, as well as forward-looking statements related to the Company’s financial guidance for 2012 (including estimates of net use of cash, revenues, net loss, net loss per share and cash and marketable securities at the end of 2012), key corporate objectives for 2012, ability to fund operations with current cash and marketable securities, and its agreements with Daiichi Sankyo, Inc.  These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially.  Positive information about pre-clinical and early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, tivantinib, ARQ 621, ARQ 736 and ARQ 092 may not demonstrate promising therapeutic effects; in addition, they may not demonstrate appropriate safety profiles in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards or to justify further development. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partners to discontinue development.  Even if later stage clinical trials are successful, unexpected concerns may arise from analysis of data or from additional data. Obstacles may arise or issues may be identified in connection with review of clinical data with regulatory authorities, and regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies.  In addition, the planned timing of initiation and completion of clinical trials for tivantinib are subject to the ability of the Company or Daiichi Sankyo, Inc., its partner, and Kyowa Hakko Kirin, a licensee of tivantinib, to enroll patients, enter into agreements with clinical trial sites and investigators, and overcome other technical hurdles and issues related to the conduct of the trials for which each of them is responsible that may not be resolved.  Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product.  Positive pre-clinical data may not be supported in later stages of development.  Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future.  Moreover, Daiichi Sankyo has certain rights to unilaterally terminate the tivantinib license, co-development and co-commercialization agreement.  If it were to do so, the Company might not be able to complete development and commercialization of tivantinib on its own. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities, see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

###

ArQule, Inc.
Condensed Statement of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Research and development revenue (1)	$16,504	$7,520	$47,310	$29,221

Costs and expenses:
Research and development	9,674	10,797	45,011	47,034
General and administrative	3,151	3,449	13,373	13,477
Total costs and expenses	12,825	14,246	58,384	60,511

Income (loss) from operations	3,679	(6,726)	(11,074)	(31,290)

Interest income	73	45	317	619
Interest expense	(7)	(7)	(25)	(274)
Other income, net (2)	23	932	20	266
Income (loss) before taxes	3,768	(5,756)	(10,762)	(30,679)

Income tax benefit	—	—	—	550

Net income (loss)	$3,768	$(5,756)	$(10,762)	$(30,129)

Basic and diluted net earnings (loss) per share:
Basic earnings (loss) per share	$0.07	$(0.13)	$(0.20)	$(0.68)
Diluted earnings (loss) per share	$0.07	$(0.13)	$(0.20)	$(0.68)

Weighted average shares used in calculating:
Basic earnings (loss) per share	53,620	44,621	52,778	44,529
Diluted earnings (loss) per share	54,696	44,621	52,778	44,529

(1)
Research and development revenue is shown net of collaboration contra-revenue of $4.6 million and $19.5 million, and $1.8 million and $3.3 million for the three and twelve months ended December 31, 2011 and 2010, respectively.

(2)	The 2010 periods include approximately $1.0 million of cash grants received under the Qualified Therapeutic Drug Program (QDTP) and a net loss from auction rate securities and auction rate put option.

Balance sheet data (in thousands):	December 31, 2011	December 31, 2010

Cash, equivalents and marketable securities- short term	$68,168	$80,695
Marketable securities- long term	40,475	2,154
	$108,643	$82,849

Total assets	$117,051	$88,866
Notes payable	$1,700	$1,700
Stockholders’ equity (deficit)	$29,729	$(14,562)